AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2024

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENANTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3205099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Arsenal Street, Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan

(As amended through March 6, 2024)

2024 Inducement Stock Incentive Plan

(Full title of the plan)

Jay R. Luly, Ph.D.

President and Chief Executive Officer

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, Massachusetts 02472

(Name and address of agent for service)

(617) 607-0800

(Telephone number, including area code, of agent for service)

Copy to:

Stacie S. Aarestad, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02110-2600

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Enanta Pharmaceuticals, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 975,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), that may be issued and sold under the Enanta Pharmaceuticals, Inc. 2019 Equity Incentive Plan, as amended through March 6, 2024 (the “2019 Plan”), following the amendment to the Plan that was approved by the stockholders of Enanta Pharmaceuticals, Inc. (the “Registrant”) at its annual meeting on March 6, 2024. This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities, and pursuant to that instruction, the contents of the Registration Statements on Form S-8 (File Nos. 333-231384, 333-255957, 333-264794 and 333-273800) filed with the Securities and Exchange Commission on May 10, 2019, May 10, 2021, May  9, 2022 and August 8, 2023 are incorporated herein by reference.

This Registration Statement is also being filed for the purpose of registering (i) 341,064 shares of Common Stock issuable pursuant to the 2024 Inducement Stock Incentive Plan (the “2024 Plan”), which excludes the Inducement Awards (as defined below), and (ii) 158,936 shares of Common Stock issuable pursuant to equity awards granted pursuant to the 2024 Plan, consisting of: (a) a non-qualified stock option to purchase 150,000 shares of Common Stock; (b) performance share units (PSUs) for 4,468 shares of Common Stock; and (c) relative total stockholder return units (rTSRUs) for 4,468 shares of Common Stock (collectively, the “Inducement Awards”). The Inducement Awards were approved by the compensation committee and the board of directors of the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the 2019 Plan or the 2024 Plan, as applicable, of the Registrant pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (No. 001-35839), as filed with the SEC on November 22, 2023, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Schedule 14A proxy statement for its 2024 annual meeting of stockholders (No. 001-35839), as filed with the SEC on January 26, 2024;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2023 (No. 001-35839), as filed with the SEC on February 8, 2024;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 (No. 001-35839), as filed with the SEC on May 8, 2024;

(e)	the Registrant’s Current Reports on Form 8-K (Nos. 001-35839), as filed with the SEC on December 26, 2023 and March 12, 2024; and

(f)

the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (No. 001-35839) filed with the SEC on March 18, 2013, including any amendment or report filed hereafter for the purpose of updating such description.

All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment that indicates that all shares of common stock offered hereunder have been sold or that deregisters all shares of common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 1 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of

Enanta) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Enanta, or is or was serving, or has agreed to serve, at the request of Enanta, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of Enanta, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 2 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Enanta to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of Enanta, or is or was serving, or has agreed to serve, at the request of Enanta, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of Enanta, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to Enanta, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by Enanta against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If Enanta does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In accordance with Section 145(g) of the Delaware General Corporation Law, Section 12 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta may purchase and maintain insurance to protect itself and any director, officer, employee or agent of Enanta or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Enanta would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Enanta has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Enanta against certain of its obligations to indemnify its directors and officers. Certain of Enanta’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of Enanta’s board of directors.

Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the Delaware General Corporation Law, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Article SEVENTH of Enanta’s Certificate of Incorporation provides that no director shall be personally liable to Enanta or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Enanta Pharmaceuticals, Inc. Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2013 (File No. 001-35839) and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Enanta Pharmaceuticals, Inc. (as amended and restated in August 2015). Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 18, 2015 (File No. 001-35839) and incorporated herein by reference.

4.3	Specimen certificate evidencing shares of common stock of Enanta Pharmaceuticals, Inc. Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on February 5, 2013 (File No. 333-184779) and incorporated herein by reference.

5.1*	Opinion of Foley Hoag LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Foley Hoag LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1+	2019 Equity Incentive Plan (as amended through March 6, 2024). Previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 12, 2024 (File No. 001-35839) and incorporated herein by reference.

99.2*+	2024 Inducement Stock Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.
+	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Watertown, Commonwealth of Massachusetts, on May 8, 2024.

ENANTA PHARMACEUTICALS, INC.

By:	/s/ Jay R. Luly, Ph.D.
Jay R. Luly, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Enanta Pharmaceuticals, Inc., hereby severally constitute and appoint each of Jay R. Luly, Ph.D. and Paul J. Mellett, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jay R. Luly, Ph.D. Jay R. Luly, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2024

/s/ Paul J. Mellett Paul J. Mellett	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2024

/s/ Bruce L.A. Carter, Ph.D. Bruce L.A. Carter, Ph.D.	Director	May 8, 2024

/s/ Mark G. Foletta Mark G. Foletta	Director	May 8, 2024

/s/ Yujiro S. Hata Yujiro S. Hata	Director	May 8, 2024

/s/ Kristine Peterson Kristine Peterson	Director	May 8, 2024

/s/ Lesley Russell, MBChB., MRCP Lesley Russell, MBChB., MRCP	Director	May 8, 2024

/s/ Terry Vance Terry Vance	Director	May 8, 2024